Pricing Supplement Dated February 7, 1997                  Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)                    File No. 333-17943

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Merrill Lynch & Co.
Principal Amount:            $200,000,000
Agent's Discount
  or Commission:             $350,000
Net Proceeds to Company:     $199,650,000
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  2/12/97
Maturity Date:               2/12/99
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
	/X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   Each February 12, May 12, August 12, November 12
                        beginning February 12, 1997. The final reset date will
                        be November 12, 1998.
Interest Payment Dates: Each February 12, May 12, August 12, November 12,
                        commencing May 12, 1997 and ending February 12, 1999.
Index Maturity:         3 Months
Spread (+/-):           -0.06%

Day Count Convention:
      /X/ Actual/360 for the period from  2/12/97 to 2/12/99
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry                / /  Certificated